Exhibit 3.5

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

THE COMPANIES LAW, 5759-1999

A COMPANY LIMITED BY SHARES

Amended and restated articles of association

of

INCREDIMAIL LTD.
PRELIMINARY

1.	In these Articles, unless the context otherwise requires:

“Articles” shall mean the Articles of Association of the Company as shall be in force from time to time.

The “Board” shall mean the Company’s board of directors.

The “Company” shall mean IncrediMail Ltd.

“External Directors” shall mean directors appointed and serving in accordance with Part VI, Chapter 1, Article E of the Law.

The “Law” shall mean the Companies Law, 5759-1999, as it may be amended from time to time, and any regulations promulgated thereunder.

The “Office” shall mean the registered Office of the Company as it shall be from time to time.

“Office Holder” shall have the meaning ascribed to such term under the Law.

The “Ordinance” shall mean the Companies Ordinance (New Version) 1983, as amended, and any regulations promulgated thereunder, that are still in effect from time to time.

“Seal” shall mean any of: (1) the rubber stamp of the Company; (2) the facsimile signature of the Company, or (3) the electronic signature of the Company as approved by the Board.

A “Shareholder” shall mean any person that is the owner of at least one share, or any fraction thereof, in the Company, in accordance with Section 177 of the Law.

The “Shareholders Register” shall mean the register of Shareholders kept pursuant to Section 127 of the Law or, if the Company shall keep branch registers, any such branch register, as the case may be.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

“Writing” shall mean handwriting, typewriting, facsimile, print, email, lithographic printing and any other mode or modes of presenting or reproducing words in visible form.

In these Articles, subject to this Article and unless the context otherwise requires, expressions defined in the Law or any modification thereof in force at the date on which these Articles become binding on the Company, shall have the meaning so defined; and words importing the singular shall include the plural, and vice versa; words importing the masculine gender shall include the feminine; and words importing persons shall include companies, partnerships, associations and all other legal entities. The titles of the Articles or of a chapter containing a number of Articles are for convenience of reference only and are not to be considered in constructing these Articles.

PUBLIC COMPANY; LIMITED LIABILITY AND COMPANY OBJECTIVES

2.
The Company is a public company as such term is defined in Section 1 of the Law. The liability of the Company’s Shareholders is limited and, accordingly, each Shareholder’s responsibility for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such Shareholder, subject to the provisions of these Articles and the Law.

3.	The Company's objectives are:

3.1.	The development, manufacture and marketing of software;

3.2.	Any other objective as determined by the Board.

CAPITAL

4.	Share Capital

The share capital of the Company shall consist of NIS150,000 consisting of 15,000,000 ordinary shares (the “Ordinary Shares”), each having a nominal value of NIS 0.01. The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares are as set forth in the Articles. Warrants and options shall not be considered as shares for purposes of the Articles.

The Ordinary Shares will rank pari passu with one another in all respects. Each Ordinary Share shall confer on the holder thereof the right to receive dividends in cash, shares or other securities or assets, the right to participate in a distribution of the Company's assets at the time of its winding-up and the right to receive notices to and to attend and vote (one vote in respect of each Ordinary Share) in every vote at each general meeting of the Shareholders.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

5.	Allotment of Shares

Subject to the Law and the Articles and to the terms of any resolution creating new shares, (a) the unissued shares from time to time shall be under the control of the Board, which may allot the same to such persons, against cash, or for such other consideration that is not cash, with such restrictions and conditions, in excess of their nominal value, at their nominal value, or at a discount to their nominal value and/or with payment of commission, and at such times as the Board shall deem appropriate and (b) the Board shall have the power to cause the Company to grant to any person the option to acquire from the Company any unissued shares, in each case on such terms as the Board shall deem appropriate.

6.	Bearer Shares

The Company shall not issue bearer shares or exchange a share certificate for a bearer share certificate.

7.	Special Rights

Subject to the Law and the Articles, and without prejudice to any special rights previously conferred upon the holders of any existing shares or class of shares, the Company may, by resolution of the Shareholders, from time to time, create shares with such preferential, deferred, qualified or other special rights, privileges, restrictions or conditions, whether in regard to dividends, voting, return of capital of otherwise as may be stipulated in the resolution or other instrument authorizing such new shares.

8.	Consolidation and Subdivision; Fractional Shares

With regard to its capital the Company may:

8.1.	From time to time, by resolution of the Shareholders, subject to the Articles and the Law:

8.1.1.	Consolidate all or any of its issued or unissued share capital into shares bearing a per share nominal value that is larger than the per share nominal value of its existing shares;

8.1.2.
Cancel any shares that at the date of the adoption of such resolution have not been acquired or agreed to be acquired by any person, and reduce the amount of its share capital by the amount of the shares so cancelled;

8.1.3.
Subdivide its shares (issued or unissued) or any of them, into shares of smaller per share nominal value than is fixed by these Articles. The resolution pursuant to which any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of such shares may, as compared with the others, have special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

8.1.4.	Reduce its share capital in any manner, including with and subject to any incidental authorities and/or consents required by law.

8.2.
Upon any consolidation or subdivision of shares that may result in fractional shares, the Board may settle any difficulty that may arise with regard thereto as it deems fit, including, without limitation, by:

8.2.1.	Allotting, in contemplation of, or subsequent to, such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional shareholdings;

8.2.2.
Notwithstanding Section 295 of the Law, making such arrangements for the sale or transfer of the fractional shares to such other shareholders of the Company at such times and at such price as the Board deems fit so as to most expeditiously preclude or remove any fractional shareholdings and cause the transferees of such fractional shares to pay the full fair market value thereof to the transferors, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution and off-setting for purposes of implementing the provisions of this sub-Article 8.2.2.

8.2.3.	To the extent as may be permitted under the Law, redeeming or purchasing such fractional shares sufficient to preclude and remove such fractional shareholding; and

8.2.4.	Determining, as to the holders of shares so consolidated, which issued shares shall be consolidated into each share of a larger nominal value.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

INCREASE OF CAPITAL

9.	Increase of Capital

9.1.
The Company, by resolution of the Shareholders, may from time to time, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been fully called up for payment, increase its authorized share capital. Any such new share capital shall be of such amount and divided into shares of such nominal values and (subject to any special rights then attached to any existing class of shares) bear such rights or preferences or be subject to such conditions or restrictions (if any) as the resolution approving such share capital increase shall provide.

9.2.
Except so far as otherwise provided in such resolution or pursuant to the Articles, such new shares shall be subject to all the provisions of the Articles applicable to the shares of such class included in the existing share capital.

10.	Modification of Class Rights

10.1.
If at any time the share capital of the Company is divided into different classes of shares, the right attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be modified only upon consent of a separate general meeting of the holders of the shares of that class. The provisions of these Articles relating to general meetings of Shareholders shall apply mutatis mutandis to every such separate general class meeting.

10.2.
Unless otherwise provided by these Articles, the increase in an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for the purposes of Article 10.1 to vary, modify or abrogate the rights attached to previously issued shares of such class or of any other class of shares.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

11.	Redeemable Shares

The Company shall have the power to issue redeemable shares and redeem the same all in accordance with, and subject to, the provisions of the Law.

SHARES

12.	Issuance of Share Certificates; Replacement of Lost Certificates

12.1.	Share certificates, when issued, shall be issued, upon the written request of a Shareholder, under the Seal and shall bear the signature of any person or persons so authorized by the Board.

12.2.
Each Shareholder shall be entitled to one or more numbered certificate(s) for all the shares of any class registered in his name, each of which shall state the number of shares represented by the certificate, their serial numbers and the amount paid on account of their nominal value.

12.3.
A share certificate registered in the Shareholders Register in the names of two or more persons shall be delivered to the person first named in the Shareholders Register in respect of such co-ownership and the Company shall not be obligated to issue more than one certificate to all of the joint holders.

12.4.
A share certificate that has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board, in its discretion, deems fit.

13.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat each Shareholder identified on the Shareholders Register as the absolute owner of the shares registered in his name, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

14.	Payment in Installment

If, pursuant to the terms of allotment or issue of any share and unless determined otherwise in such terms, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

15.	Calls on Shares

15.1.
The Board may, from time to time, as in its discretion it deems fit, make calls for payment upon Shareholders in respect of any sum which has not been paid up in respect of shares held by such Shareholders and that is not, pursuant to the terms of allotment or issue of such shares or otherwise, payable at a fixed time. Each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to below), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

15.2.
Notice of any call for payment by a Shareholder shall be given in writing to such Shareholder not less than 14 days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a Shareholder, the Board may in its discretion, by notice in writing to such Shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

15.3.
If, pursuant to the terms of allotment or issue of a share or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board and for which notice was given in accordance with this Article 15, and the provisions of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount (and the non-payment thereof).

15.4.	Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

15.5.
Any amount called for payment that is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate and payable at such time(s) as the Board may prescribe.

15.6.	The Board may provide for differences among the allottees of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

16.	Prepayment

With the approval of the Board, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board. The Board may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 16 shall derogate from the right of the Board to make any call for payment before or after receipt by the Company of any such advance.

17.	Forfeiture and Surrender

17.1.
If any Shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board may, at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of, the amount payable to the Company in respect of such call.

17.2.
Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board shall cause notice thereof to be given to such Shareholder, which notice shall state the place that payment is to be made and that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than seven days after the date such notice is given and which may be extended by the Board), such shares shall be ipso facto forfeited; provided, however, that, prior to such date, the Board may nullify such resolution of forfeiture, but no such nullification shall prevent the Board from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

17.3.
Without derogating from Articles 17.1 and 17.2 hereof, whenever shares are forfeited as herein provided, any and all dividends declared in respect of such shares and not actually paid shall be deemed to have been forfeited at the same time as the forfeiture of such shares.

17.4.	The Company, by resolution of the Board, may accept the voluntary surrender of any share. A surrendered share shall be treated as if it had been forfeited.

17.5.
Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of, as the Board deems fit.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

17.6.
Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 15.5 above, and the Board, in its discretion, may, but shall not be obligated to, enforce the payment of such monies, or any part thereof. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

17.7.
The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall prevent the Board from re-exercising its powers of forfeiture pursuant to this Article 17.

17.8.
A declaration in writing by a director or secretary of the Company that a share in the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share.

17.9.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

18.	Lien

18.1.
Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts or other liabilities to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt or other liability has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

18.2.
The Board may cause the Company to sell a share subject to such a lien when the debt or other liability giving rise to such lien has matured, in such manner and for such sums as the Board deems fit, but no such sale shall be made unless such debt or other liability has not been satisfied within seven days after written notice of the intention to sell shall have been served on such Shareholder, his executors or administrators.

18.3.
The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts or other liabilities of such Shareholder in respect of such share (whether or not the same have matured), and the remainder (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

19.	Sale After Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Shareholders Register in respect of such share and the seller's name to be stricken off of the Shareholders Register with respect to such share. The purchaser shall be registered as the Shareholder and shall not be obligated to supervise the application of the proceeds of such sale and after his name has been entered in the Shareholders Register in respect of such share, the validity of the sale shall not be affected by any defect or illegality in the sale proceedings. The sole remedy of any person aggrieved by any such sale shall be in damages only and against the Company exclusively.

20.	Purchase of the Company’s Shares

The Company may, subject to and in accordance with the provisions of the Law, purchase or undertake to purchase, provide finance and or assistance or undertake to provide finance and/or assistance directly or indirectly, with respect to the purchase of its shares or securities that may be converted into shares of the Company or that confer rights upon the holders thereof to purchase shares of the Company.

TRANSFER OF SHARES

21.	Registration of Transfer

21.1.
No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board) has been submitted to the Company (or its transfer agent), together with the share certificate(s) or such other evidence of title as the Board may reasonably require.

21.2.
The Board may, in its discretion to the extent it deems necessary and subject to any restrictions in the Law or the rules of any stock exchange upon which the Ordinary Shares are listed or included for quotation, close the Shareholders Register for registrations of transfers of shares during any year for periods to be determined by the Board, and no registrations in the Shareholders Register of transfers of shares shall be made by the Company during any such period during which the Shareholders Register is so closed.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

22.	Decedents’ Shares

22.1.
In case of a share registered in the name of two or more shareholders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 22.2 have been effectively invoked.

22.2.
Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board may reasonably deem sufficient), shall be registered as a Shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share. However, nothing herein shall release the estate of a deceased Shareholder (whether sole or joint) of a share from any obligation to the Company with respect to any share held by the deceased.

23.	Receivers and Liquidators

23.1.
The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a Shareholder that is an entity, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to, a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

23.2.
Any such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a Shareholder that is an entity and any such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to, a Shareholder or its properties, upon producing such evidence as the Board may deem sufficient as to his authority to act in such capacity or under this Article, shall with the consent of the Board (which the Board may grant or refuse in its discretion), be registered as a Shareholder in respect of such shares, or may, subject to the provisions as to transfer herein contained, transfer such shares.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

BRANCH REGISTERS

24.	Branch Registers

Subject to and in accordance with the provisions of the Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board may think fit, and, subject to all applicable requirements of Law, the Board may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

RECORD DATE FOR NOTICES OF GENERAL MEETINGS
AND OTHER ACTION
25.	Record Date for Notices of General Meetings

25.1.
Notwithstanding any provision of these Articles to the contrary and subject to applicable law, the Board may fix a date, not exceeding 40 days, and not less than four days, prior to the date of any general meeting of the Shareholders, as the date of which Shareholders entitled to participate and to vote at such meeting shall be determined, and all persons who were holders of record of voting shares on such date and no others shall be entitled to notice of, participate in and to vote at such meeting. A determination of Shareholders of record entitled to participate and to vote at any meeting shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

25.2.
Any Shareholder or Shareholders of the Company holding at least one percent of the voting rights in the issued share capital of the Company may, subject to the Law, request that the Board include a subject in the agenda of a general meeting to be held in the future. Any such request (i) must be in writing, (ii) must include all information related to the subject matter and the reason that such subject is proposed to be brought before the general meeting and (iii) must be signed by the Shareholder or Shareholders making such request. In addition, subject to the Law, the Board may include such subject in the agenda of a general meeting only if the request has been delivered to the secretary of the Company at least 75 days and not more than 120 days prior to the date set for the relevant Annual General Meeting or Extraordinary General Meeting, as applicable. Each such request shall also set forth: (a) the name and address of the Shareholder making the request; (b) a representation that the Shareholder is a holder of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (c) a description of all arrangements or understandings between the Shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; and (d) a declaration that all the information that is required under the Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. In addition, if such subject includes a nomination to the Board in accordance with the Articles, the request shall also set forth the consent of each nominee to serve as a director of the Company if so elected and a declaration signed by each of the nominees declaring that there is no limitation under applicable law for the appointment of such a nominee. Furthermore, the Board may, in its discretion, to the extent it deems necessary, require that the Shareholders making the request provide additional information so as to include a subject in the agenda of a general meeting.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

GENERAL MEETINGS

26.	Annual Meetings

A general meeting shall be held at least once in every year at such time, being not more than 15 months after the last preceding Annual General Meeting (as such term is defined hereunder), and at such place, within or out of the State of Israel, as may be prescribed by the Board. Such general meetings shall be called “Annual General Meetings.”

27.	Extraordinary General Meetings

All general meetings of Shareholders other than Annual General Meetings shall be called “Extraordinary General Meetings.” The Board may, whenever it thinks fit, convene an Extraordinary General Meeting, at such time and place, within or out of the State of Israel, as may be determined by the Board, and shall be obligated to do so upon a request in writing in accordance with Section 63 of the Law.

28.	Powers of the General Meeting

Subject to the provisions of the Articles and the Law, the function of the General Meeting shall be to elect the members of the Board, including External Directors; to appoint and/or ratify the Company’s auditor; to approve acts and transactions that require approval by a general meeting under the provisions of the Law or these Articles; to increase and reduce the authorized share capital, in accordance with the provisions of the Law; to approve any amendment to these Articles (subject to the special majority requirements contained in Article 34 below); and to approve a resolution to consummate a merger (as defined in Section 1 of the Law).

29.	Notice of General Meetings; Omission to Give Notice

Subject to these Articles, applicable law and regulations, including the applicable laws and regulations of any stock market on which the Company’s shares are listed or included for quotation, prior notice of at least 21 days of any general meeting, specifying the place, date and hour of the meeting, the agenda, proposed resolutions and voting arrangements shall be given as, hereinafter provided, to the Shareholders thereunto entitled pursuant to these Articles and the Law. Non-receipt of any such notice shall not invalidate any resolution passed or the proceedings held at that meeting.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

30.	Manner of Meeting

The Board may, in its absolute discretion, resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance and participation at the principal meeting place and a satellite or Internet meeting place or places anywhere in the world and the Shareholders present in person, by proxy or by written ballot at satellite or Internet meeting places shall be counted in the quorum for and entitled to vote at the general meeting in question, and that meeting shall be duly constituted and its proceedings valid, provided that the chairperson of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Shareholders attending at all the meeting places are able to: (a) hear all persons who speak (whether by the use of microphones, loudspeakers audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place, and (b) be heard by all other persons so present in the same way.

PROCEEDINGS AT GENERAL MEETINGS

31.	Quorum

31.1.
No business shall be transacted at any general meeting unless a quorum is present when the meeting commences. For all purposes, the quorum shall be at least two Shareholders present in person, or by proxy, holding in the aggregate at least 33 1/3% (thirty three percent and one-third of a percent) of the voting rights in the issued share capital of the Company.

31.2.
If within 30 minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the Shareholders, shall be dissolved; if the meeting is not convened upon the request of a Shareholder it shall stand adjourned to the same day in the next week at the same place and time, or to such day and at such time and place as the chairperson may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. If at the adjourned meeting a legal quorum is not present after 30 minutes from the time specified for the commencement of the adjourned meeting, than the meeting shall take place regardless of the number of members present and in such event the required quorum shall consist of any number of shareholders present in person or by proxy.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

32.	Chairperson

The chairperson, if any, of the Board shall preside as chairperson at every General Meeting of the Company. If there is no such chairperson, or if at any meeting he is not present within 15 minutes after the time fixed for holding the meeting or is unwilling to act as chairperson, the Shareholders present shall choose one of the Shareholders present to be chairperson. The chairperson of any general meeting shall not, by virtue of such office, be entitled to vote at any general meeting nor shall the chairperson of a meeting have a second or casting vote (without derogation, however from the rights of such chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or a duly appointed proxy).

33.	Adoption of Resolutions at General Meetings

33.1.
Subject to Article 34 below, resolutions of the Shareholders with respect to all matters shall be deemed adopted if approved by the holders of a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon, other than as specified in the Articles or otherwise required by the Law.

33.2.
Every question submitted to a general meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the voting on a proposed resolution or immediately after the declaration by the chairperson of the meeting of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot was demanded.

33.3.
A declaration by the chairperson of the meeting that a resolution was carried unanimously, or carried by a particular majority, or did not receive the required majority in order to be carried, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

34.	Special Resolution

Notwithstanding anything in these Articles to the contrary, the provisions of Articles 34, 40, 43.1, 43.3, 49, 52, 79, and 80 may not be amended without a resolution of the general meeting of the Company approved by Shareholders holding more than two-thirds of the voting power of the issued and outstanding share capital of the Company.

VOTES OF SHAREHOLDERS

35.	Voting Power

Subject to the provisions of Article 36 and subject to any provision in the Articles conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

36.	Voting Rights

36.1.
In the case of joint holders, the vote of the senior holder to tender a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For the purpose of this Article, seniority shall be determined by the order in which the names appear in the Shareholders Register (or in the Company’s transfer agent records). The appointment of a proxy to vote on behalf of a jointly held share shall be executed by the senior holder.

36.2.
No Shareholder shall be entitled to vote at any general meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

36.3.
Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the Shareholder is a company or other entity, by a representative authorized pursuant to Article 36.4.

36.4.
A company or other corporate body that is a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be or to appoint its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were an individual shareholder. Upon the request of the chairperson of the meeting, written evidence of such authorization (in form reasonably acceptable to the chairperson) shall be delivered to him.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

PROXIES

37.	Instrument of Appointment

37.1.	The instrument appointing a proxy shall be in writing in such form as may be approved by the Board from time to time in compliance with applicable law.

37.2.
The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Registered Office, at its principal place of business, at such place as the Board may specify, or by any other means, including electronic form, all in compliance with applicable law) not less than the close of business on the business day preceding the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the chairperson at such meeting.

37.3.	The Board may cause the Company to send, by mail or otherwise, instruments of proxy to Shareholders for use at any general meeting.

38.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notification of such death, revocation or transfer shall have been received by the Company or by the chairperson of the meeting before such vote is cast and provided, further, that an appointing Shareholder, if present in person at such meeting, may revoke the appointment by means of a writing, oral notification to the chairperson, or otherwise.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

39.	Multiple Proxies

A Shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy shall have a separate letter of appointment containing the serial number of the share(s) with respect to which the proxy is entitled to vote. Where valid but differing instruments of proxy are delivered in respect of the same share for use at the same meeting, the instrument that is delivered last (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the others as regards that share. However, if the Board, or some other person as may be authorized by the Board for such purpose, is unable to determine which was the last instrument delivered, none of them shall be treated as valid in respect of that share. Delivery of an instrument appointing a proxy or any other instrument, as aforesaid, shall not preclude a Shareholder from attending and voting in person at the meeting.

DIRECTORS

40.	Number of Directors

The Board shall be composed of seven (7) members including two External Directors.

41.	Qualification of Directors

No person shall be disqualified from serving as a director by reason of not holding shares in the Company.

42.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board, the continuing directors may continue to act in every matter; provided, however, that if they number less than a majority of the number of directors set by the Board to hold office pursuant to Article 40 hereof, they may only act in an emergency, and may call a general meeting of the Company for the purpose of electing directors to fill any or all vacancies, or appoint any other person as a director pursuant to Article 53, so that at least a majority of the number of directors set by the Board to hold office pursuant to Article 40 hereof are in office as a result of such meeting.

43.	Vacation of Office; Removal of Directors

43.1.
The office of a director shall be vacated, ipso facto, upon his death or if he be found legally incompetent; if he becomes bankrupt, if he is prevented by applicable law or listing requirements from serving as a director of the Company, if the Board terminates his office according to Section 231 of the Law, if a court order is given in accordance with Section 233 of the Law, or if under the Law his term otherwise automatically terminates.

43.2.
The office of a director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

43.3.
A director shall be removed from office only pursuant to the provisions of Article 43.1 or by a resolution of the general meeting of the Company approved by Shareholders holding more than two-thirds of the voting power of the issued and outstanding share capital of the Company.

44.	Remuneration of Directors

Subject to the provisions of the Law, a director may be paid remuneration by the Company for his services as director to the extent such remuneration shall have been approved in accordance with the Law.

45.	Conflict of Interests; Approval of Related Party Transactions

45.1.
Subject to the provisions of the Law and the Articles, the Company may enter into any contract or otherwise transact any business with any director in which contract or business such director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a director has a personal interest, directly or indirectly.

45.2.
A director or other Office Holder, shall not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with the Company in which he has a personal interest, except as otherwise provided for in the Law.

POWERS AND DUTIES OF DIRECTORS

46.	Powers of the Board of Directors

46.1.	General

In addition to all powers and authorities of the Board as specified in the Law, the determination of the Company’s policies, and the supervision of the Chief Executive Officer of the Company (as defined herein) and the Company’s officers shall be vested in the Board. In addition, the Board may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in a general meeting or by the Chief Executive Officer under his express or residual authority. The authority conferred on the Board by this Article shall be subject to the provisions of the Law, the Articles and any regulation or resolution consistent with the Articles adopted from time to time by the Company in a general meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board that would have been valid if such regulation or resolution had not been adopted.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

46.2.	Borrowing Power

The Board may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

46.3.	Reserves

The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) that the Board, in its discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time think fit.

47.	Exercise of Powers of Directors

47.1.	A meeting of the Board at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board.

47.2.
Except as otherwise specifically set forth in these Articles or as required by the Law, a resolution proposed at any meeting of the Board shall be deemed adopted if approved by a majority of the directors present when such resolution is put to a vote and voting thereon.

47.3.
A resolution in writing signed by all directors then in office and lawfully entitled to vote thereon, or to which all such directors have given their written consent (by letter, telegram, email, facsimile, telecopier, email, or otherwise), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

48.	Delegation of Powers

48.1.
The Board may, subject to the provisions of the Law and any other applicable law, delegate any or all of its powers to committees, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board. The meetings and proceedings of any Committee of the Board shall be governed, with the relevant changes, by the provisions herein contained for regulating the meetings of the Board, so far as not superseded by any regulations adopted by the Board under this Article. Unless otherwise expressly provided by the Board in delegating powers to a Committee of the Board, such Committee shall not be empowered to further delegate such powers. In accordance with and subject to Section 271 of the Law, the Compensation Committee of the Board (if any) shall have the full power and authority to approve the terms of compensation of the Office Holders of the Company, other than Office Holders who are also directors.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

48.2.
Without derogating from the provisions of Article 48.1, the Board may, subject to the provisions of the Law, from time to time appoint a secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board may deem fit, and may terminate the service of any such person. The Board may, subject to the provisions of the Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

48.3.
The Board may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

ELECTION OF DIRECTORS

49.
Other than External Directors, the directors will be elected in three staggered classes by the vote of a majority of the ordinary shares present and entitled to vote. The directors of only one class will be elected at each annual meeting for a three year term, so that the regular term of only one class of directors expires annually. The directors serving as of the date these Articles become effective will be classified as shall be determined by a resolution of the Board. At the Company's Annual General Meeting to be held in 2006, the term of the first class, consisting of two directors will expire, and the directors elected at that meeting will be elected for a three-year term. At the Company's Annual General Meeting to be held in 2007, the term of the second class, consisting of two directors, will expire and the directors elected at that meeting will be elected for a three-year term. At the Company's Annual General Meeting to be held in 2008, the term of the third class, consisting of one director, will expire and the director elected at that meeting will be elected for a three-year term. The External Directors will not be assigned a class.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

If the number of directors constituting the Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

50.
Subject to Article 49, directors shall be elected at the Annual General Meeting or an Extraordinary General Meeting of the Company by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors.

51.	Notwithstanding the provisions of Article 49, External Directors shall be elected and hold office in accordance with the provisions of the Law.

52. Nominations to the Board

52.1.
Nominations for the election of directors may be made by the Board or a Committee of the Board or, subject to the Law, by any Shareholder. Any Shareholder or Shareholders holding at least five percent of the voting rights in the issued share capital of the Company may nominate one or more persons for election as directors at a general meeting only if a written notice of such Shareholder’s intent to make such nomination or nominations has been given to the secretary of the Company and each such notice sets forth all the details and information set forth in Article 25.2. The chairperson of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

52.2.
Notwithstanding the provisions of Articles 52.1 and 51, no person shall be nominated or appointed to the office of a director if such person is disqualified under the Law from being appointed as a director.

52.3.	A director’s term (including External Directors) shall begin either on the date of his appointment to the Board or at such later date designated in the resolution appointing such director.

53.
Subject to the provisions of Article 49, the Board may at any time appoint any other person as a director, whether to fill a vacancy or as an addition to the then current number of directors, provided that the total number of directors shall not at any time exceed seven directors. Any director so appointed shall hold office until the Annual General Meeting at which the term for the other directors of his class expires, unless otherwise stated in the appointing resolution.

54.
Subject to the provisions of the Law, a director may appoint an alternate director to attend a meeting in his or her place, but an alternate director so appointed must be approved by the board prior to the relevant meeting.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

PROCEEDINGS OF DIRECTORS

55.	Meetings of the Board

55.1.
The Board may meet and adjourn its meetings at such places either within or out the State of Israel and otherwise regulate such meetings and proceedings as the directors think fit, provided that meetings shall be convened at least once every three months. Subject to all of the other provisions of the Articles concerning meetings of the Board, the Board may meet by telephone conference call or other communication equipment so long as each director participating in such call can hear, and be heard by, each other director participating in such call. The directors participating in this manner shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly.

55.2.
Board meetings may be convened at any time by the chairperson of the Board. The chairperson of the Board shall convene a Board meeting upon the written request of any two directors (or one director if the Board is comprised of fewer than seven directors) as soon as practicable after receiving such request and shall otherwise convene a Board meeting as provided by the Law.

56.	Notice

56.1.	Notice of a Board meeting shall contain the information required by the Law and shall be delivered to the directors not less than three days before such meeting.

56.2.
Notice of a meeting of the Board shall be given in writing, and may be sent by hand, post, facsimile or electronic mail to a director at the address, facsimile number or electronic mail address given by such director to the Company for such purpose. Any such notice shall be deemed duly received, if sent by post, three days following the day when any such notice was duly posted and if delivered by hand or transmitted by facsimile transmission or electronic mail, such notice shall be deemed duly received by the director on the date of delivery or, as the case may be, transmission of the same.

56.3.
Notwithstanding anything contained to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived (in advance or retroactively) by such director and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived (in advance or retroactively), by all directors entitled to participate at such meeting and to whom notice was not duly given. The presence of a director at any such meeting shall be deemed due receipt of prior notice or a waiver of any such notice requirement by such director.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

57.	Quorum

57.1.
A quorum at a meeting of the Board shall be constituted by the presence in person, or by telephone or similar communication equipment of a majority of the directors then in office who are lawfully entitled to participate and vote at the meeting. If within 30 minutes (or within such longer time as the chairperson of the meeting may decide) from the time appointed for the holding of the Board meeting a quorum is not present, the Board meeting shall stand adjourned to the date, time, and place determined by the chairperson. No business shall be transacted at a meeting of the Board unless the requisite quorum is present.

57.2.
If at any adjourned Board meeting a quorum is not present within 30 minutes (or within such longer time as the chairperson of the meeting may decide) from the time appointed for holding the meeting, then the quorum at such meeting shall be constituted by the presence in person, or by telephone or similar communication equipment of two of the directors then in office who are lawfully entitled to participate and vote at the meeting. If at such meeting such quorum is not present within the above mentioned time frame, the Board meeting shall be adjourned in accordance with the provisions of this Article 57. No business shall be transacted at a meeting of the Board unless the requisite quorum is present.

58.	Chairperson

The Board may from time to time elect by resolution or otherwise appoint a director to be chairperson or deputy chairperson and determine the period for which each of them is to hold office. The chairperson, or in his absence the deputy chairperson, shall preside at meetings of the Board, but if no such chairperson or deputy chairperson shall be elected or appointed, or if at any meeting the chairperson or deputy chairperson shall not be present within 15 minutes after the time appointed for holding such meeting, or if the chairperson, or, if applicable, deputy chairperson, is unwilling or unable to chair such meeting, the directors present shall choose one of their number to be chairperson of such meeting. The chairperson shall not have a second or casting vote at any Board meeting. The Chief Executive Officer of the Company may not serve as the chairperson of the Board, other than pursuant to Section 121 of the Law.

59.	Validity of Acts

Subject to the provisions of the Law, all bona fide actions of any meeting of the Board, or of a Committee of the Board, or of any person acting as a director or a member of such Committee shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such director or such committee or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person or committee had been duly appointed or had duly continued in office and was qualified.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

CHIEF EXECUTIVE OFFICER

60.
Subject to the Articles and the Law, the Board may from time to time appoint one or more persons, whether or not directors, as the General Manager, Chief Executive Officer, and/or President of the Company (the “Chief Executive Officer”). Subject to the Law, the powers, authorities and responsibilities any such Chief Executive Officer shall have shall be those that the Board may, at its discretion, lawfully confer on the same. The Board may, from time to time, as the Board may deem fit, modify or revoke, such title(s), duties and authorities the Board conferred as aforesaid. Subject to the Articles and the Law, any such appointment(s) and any such powers, authorities and responsibilities may be either for a fixed term or without any limitation of time, and may be made upon such conditions and subject to such limitations and restrictions as the Board may, from time to time, determine. In addition, the Board may from time to time (subject to the provisions of any applicable law or the rules of any stock exchange upon which securities of the Company are listed or included for quotation and of any contract between any such person(s) and the Company) determine the salary of any such person(s) and remove or dismiss any such person(s) from office and appoint another or others in his or their place.

61.
The management and the operation of the Company’s affairs and business in accordance with the policies determined by the Board shall be vested in the Chief Executive Officer, in addition to all powers and authorities of the Chief Executive Officer, as specified in the Law. Without derogating from the above, all powers of management and executive authority that are not vested by the Law or by the Articles in another organ of the Company shall be vested in the Chief Executive Officer.

MINUTES

62.
The Company shall cause minutes to be recorded of all general meetings of the Company and also of all appointments of directors and Office Holders and of the proceedings of all meetings of the Board and any Committees thereof. Such minutes shall set forth the names of persons present and all business transacted at such meetings. Any such minutes of any meeting, if purporting to be signed by the chairperson of such meeting or of the next succeeding meeting, or by the chairperson of the Board or the secretary of the Company, shall be prima facie evidence of the facts therein stated. Minutes of a meeting shall be kept at the Office for the period, and in the manner, prescribed in the Law.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

DIVIDENDS AND RESERVES

63.	Declaration of Dividends

Subject to the provisions of the Law, the Board may from time to time declare such dividends and cause the Company to pay such dividends. The Board shall have the full authority to determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto, provided such date is not prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Shareholders Register with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

64.	Funds Available for Payment of Dividends

Dividends shall be paid out of the profits of the Company, as defined in the Law, or in accordance with Section 303 of the Law.

65.	Amount Payable by Way of Dividends

Subject to any special or restricted rights conferred upon the holders of shares as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which such dividend is being paid without taking into account the premium paid up for the shares. The amount paid up on account of a share that has not yet been called for payment or fallen due for payment and upon which the Company pays interest to the shareholder shall not be deemed, for the purposes of this Article, to be a sum paid on account of the share.

66.	Interest

No dividend shall bear interest as against the Company.

67.	Payment in Kind

67.1.
A dividend may be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid-up shares, debentures of the Company or debentures of any other company, or in any one or more such ways.

67.2.
The Board may resolve that: (a) any monies, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of any reserve fund for the redemption of capital, or to the credit of a reserve fund for the revaluation of real estate or other assets of the Company or any other reserve fund or investment funds or assets in the hands of the Company and available for dividends, or representing premiums received on the issue of shares and standing to the credit of the share premium account, be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by the way of dividend and in the same proportion on the basis that they become entitled thereto as capital; (b) all or any part of such capitalized fund be applied on behalf of such Shareholders in paying up in full, either at nominal or at such premiums as the resolution may provide, any unissued shares or debentures of the Company that shall be distributed accordingly or in or towards the payment, in full or in part, of the uncalled liability on any issued shares or debentures of the Company; and (c) such distribution or payment shall be accepted by such Shareholders in full satisfaction of their share and interest in the said capitalized sum.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

68.	Implementation of Powers under Article 67

For the purpose of giving full effect to any resolution under Article 67 and without derogating from the provisions of Article 8.2 hereof, the Board may settle any difficulty that may arise in regard to the distribution as it thinks expedient, and, in particular, may issue certificates for fractional amounts of shares or other securities, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholder upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board. Where required, a proper contract shall be filed in accordance with Section 291 of the Law, and the Board may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

69.	Dividends on Unpaid Shares

69.1.
Without derogating from Article 65 hereof, the Board may give an instruction that shall prevent the distribution of a dividend to the holders of shares for which the full amount payable has not been paid.

69.2.
The Board may deduct from any dividend payable to any Shareholder all sums of money, if any, presently payable by such Shareholder to the Company on account of calls or otherwise in relation to the shares of the Company. The Board may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien, and may apply the same in or toward the satisfaction of the debts, liabilities or engagement in respect of which the lien exists.

70.	Retention of Dividends

70.1.
The Board may retain any dividend or other monies payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

70.2.
The Board may retain any dividend or other monies payable or property distributable in respect of a share in respect of which any person is, under Article 21 entitled to become a Shareholder, or which any person is, under such Article, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

71.	Unclaimed Dividends

All unclaimed dividends or other money payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

72.	Payment

Any dividend or other money payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

73.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give an effective receipt for any dividend or other monies payable or property distributable in respect of such share.

ACCOUNTS AND AUDIT

74.	Books of Account

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Law, and of any other applicable law or regulation including the rules of any stock exchange upon which the Ordinary Shares are listed or included for quotation. Such books of account shall be kept at the Office, or at such other place or places as the Board may think fit, and they shall always be open to inspection by all directors. Shareholders who do not serve as directors, shall only have such rights to inspect any account or book or other similar document of the Company as conferred by Law or authorized by the Board.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

75.	Audit

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

76.	Auditors

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law; provided, however, that in exercising authority to fix the remuneration of the auditor(s), the Shareholders in a general meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board and/or a Committee of the Board to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

RIGHTS OF SIGNATURES

77.	Rights of Signature

The Board shall be entitled to authorize any person or persons (who need not be directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

NOTICES

78.	Notices

78.1.
Any written notice or other document may be served by the Company upon any Shareholder either personally, electronically, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his address as described in the Shareholders Register or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the secretary or the Chief Executive Officer of the Company at the Office or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office. Any such notice or other document shall be deemed to have been served 48 hours after it has been posted (seven business days if sent internationally), or when actually received by the addressee if sooner than 48 hours or seven business days, as the case may be, after it has been posted, or when actually tendered in person, to such shareholder (or to the secretary or the Chief Executive Officer). Notice sent by telegram, facsimile or electronic mail shall be deemed to have been served when actually received by the addressee, including in the event that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 78.1.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

78.2.
All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Shareholders Register or in the records of the Company’s transfer agent, and any notice so given shall be sufficient notice to the holders of such share.

78.3.
Any Shareholder whose address is not described in the Shareholders Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

78.4.
Notwithstanding anything to the contrary contained herein and subject to the provisions of the Law, notice to a Shareholder may be served, as general notice to all Shareholders, in accordance with applicable rules and regulations of any stock exchange upon which the Company’s shares are listed or included for quotation.

78.5.
Subject to applicable law, any Shareholder, director or any other person entitled to receive notice in accordance with these Articles or Law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

78.6.
The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice by any Shareholder entitled to receive notice shall not invalidate the proceedings at any meeting or any resolution(s) adopted by such a meeting.

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

INSURANCE, EXEMPTION AND INDEMNITY OF OFFICERS

79.	Subject to the provisions of the Law, the Company may:

79.1.
enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders with respect to an obligation imposed on such Office Holder due to an act performed by the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any of the following:

79.1.1.	a breach of duty of care to the Company or to any other person;

79.1.2.	a breach of the duty of loyalty to the Company provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act would not harm the interests of the Company;

79.1.3.	a financial liability imposed on such Office Holder in favor of any other person;

79.2.
undertake, in advance to indemnify, or may indemnify retroactively, an Office Holder of the Company with respect to any of the following liabilities or expenses that arise from an act performed by the Office Holder by virtue of being an Office Holder of the Company:

79.2.1.
a financial liability imposed on an Office Holder in favor of another person by any judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court,

79.2.2.
reasonable litigation expenses including attorney's fees, incurred by him as a result of an investigation or proceedings instituted against him by an authority empowered to conduct an investigation or proceedings, which are concluded without the filing of an indictment against the Office Holder and without the levying of a monetary obligation in lieu of criminal proceedings upon the Office Holder, or which are concluded without the filing of an indictment against the Office Holder but with levying a monetary obligation in substitute of such criminal proceedings upon the Office Holder for a crime that does not require proof of criminal intent; and

These Articles of Association Shall Become Effective Simultaneously with the Closing of the Offering

79.2.3.
reasonable litigation expenses, including attorney's fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge on which the Office Holder was acquitted or in a criminal charge on which the Office Holder was convicted for an offense which did not require proof of criminal intent;

provided however, that in the event the Company wishes to indemnify an Office Holder in advance for financial liabilities under Article 79.2.1 it may only do so if the undertaking to indemnify the Office Holder for such liabilities was restricted to those events that the Board may deem foreseeable in light of the Company's actual activities, at the time of giving of such undertaking, and to a specific sum or a reasonable criterion under such circumstances as determined by the Board.

80.
Subject to the provisions of the Law, the Company hereby releases, in advance, its Office Holders from liability to the Company for damage that arises from the breach of the Office Holder’s duty of care to the Company.

81.
The provisions of Articles 79 and 80 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance or the provision of any such indemnification shall be approved by the Board . Any modification of Articles 79 through 81 shall be prospective in effect and shall not affect the Company’s obligation or ability to indemnify an Office Holder for any act or omission occurring prior to such modification.